UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2014

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

(734) 827-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following information is provided pursuant to Item 1.01 of Form 8-K, “Entry into a Material Definitive Agreement.”

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2014, Affinia Group Inc. (the “Company”) entered into (i) the First Amendment, dated as of February 4, 2014 (the “Term Loan Amendment”), to the Credit Agreement dated as of April 25, 2013 among Affinia Group Intermediate Holdings Inc. (“Holdings”), the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (ii) the First Amendment to the ABL Credit Agreement (the “ABL Amendment”), dated as of February 4, 2014, among Holdings, the Company, each other wholly-owned domestic subsidiary of the Company set forth on the signature pages thereto as a borrower, the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent. The Term Loan Amendment and the ABL Amendment are referred to herein collectively as the “Amendments.”

The Amendments, among other things, amend certain negative covenants to permit the sale of the Company’s and its subsidiaries’ steering, suspension and driveline component design, manufacturing, assembly, sale and distribution business (the “Chassis Sale”) and to permit certain restricted payments and loans and advances to Holdings.

The Term Loan Amendment also amends certain prepayment terms in connection with the Chassis Sale.

The ABL Amendment contains additional amendments which, among other things, (i) reduce the dominion threshold to the greater of 12.5% of the total borrowing base and $12.5 million and (ii) amend the trigger period such that, commencing on the day that an event of default occurs or availability under the ABL revolver is less than the greater of 10.0% of the total borrowing base and $10.0 million and continuing until no event of default has existed and availability under the ABL revolver has been greater than such thresholds at all times, in each case, for 30 consecutive days, Holdings will be required to maintain a fixed charge coverage ratio of at least 1.0x measured for the last 12-month period.

The description of the Amendments set forth herein is summary in nature and is qualified in its entirety by reference to the full text of the Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: February 10, 2014	By:	/s/ Steven E. Keller
	Name:	Steven E. Keller
	Title:	General Counsel